Exhibit 99.1

News Release

RAYONIER REPORTS FIRST QUARTER 2021 RESULTS

•First quarter net income attributable to Rayonier of $10.8 million ($0.08 per share) on revenues of $191.4 million and pro forma revenues of $179.5 million
•First quarter operating income of $28.5 million, pro forma operating income of $27.4 million and Adjusted EBITDA of $69.5 million
•First quarter cash provided by operations of $53.9 million and cash available for distribution (CAD) of $47.3 million
WILDLIGHT, FL — May 5, 2021 — Rayonier Inc. (NYSE:RYN) today reported first quarter net income attributable to Rayonier of $10.8 million, or $0.08 per share, on revenues of $191.4 million. This compares to net income attributable to Rayonier of $25.9 million, or $0.20 per share, on revenues of $259.1 million in the prior year quarter. The prior year first quarter results included $28.7 million of income from a Large Disposition,1 partially offset by costs related to the merger with Pope Resources2 of $2.5 million. Excluding these items, pro forma net loss3 was $0.3 million, or $0.00 per share, in the prior year quarter.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2021		March 31, 2020
	$	EPS	$	EPS

Revenues	$191.4		$259.1
Sales attributable to noncontrolling interest in Timber Funds	(11.9)		—
Large Dispositions[1]	—		(116.0)
Pro forma revenues[3]	$179.5		$143.1

Net income attributable to Rayonier	$10.8	$0.08	$25.9	$0.20
Costs related to the merger with Pope Resources[2]	—	—	2.5	0.02
Large Dispositions[1]	—	—	(28.7)	(0.22)
Pro forma net income (loss)[3]	$10.8	$0.08	($0.3)	—

First quarter operating income was $28.5 million versus $38.6 million in the prior year period. Adjusting for $1.1 million of operating income attributable to noncontrolling interest in the Timber Funds segment, current quarter pro forma operating income3 was $27.4 million. Prior year first quarter operating income included $28.7 million of income from a Large Disposition1 and $2.5 million of costs related to the merger with Pope Resources.2 Excluding these items, pro forma operating income3 was $12.4 million in the prior year period. First quarter Adjusted EBITDA3 was $69.5 million versus $47.1 million in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)3 and Adjusted EBITDA3 for the current quarter and comparable prior year period:

	Three Months Ended March 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[3]		Adjusted EBITDA[3]
(millions of dollars)	2021	2020	2021	2020	2021	2020
Southern Timber	$17.3	$15.1	$17.3	$15.1	$31.7	$33.3
Pacific Northwest Timber	1.3	(0.9)	1.3	(0.9)	17.6	9.8
New Zealand Timber	14.0	5.4	14.0	5.4	21.2	10.2
Timber Funds	1.5	—	0.4	—	1.0	—
Real Estate	1.7	26.8	1.7	(1.9)	5.1	(1.1)
Trading	0.2	—	0.2	—	0.2	—
Corporate and Other	(7.6)	(7.8)	(7.6)	(5.3)	(7.3)	(5.0)
Total	$28.5	$38.6	$27.4	$12.4	$69.5	$47.1

Cash provided by operating activities was $53.9 million versus $29.2 million in the prior year period. Cash available for distribution (CAD)3 of $47.3 million increased $20.1 million versus the prior year period primarily due to higher Adjusted EBITDA3 ($22.3 million) and lower capital expenditures ($2.6 million), partially offset by higher cash taxes paid ($4.7 million) and higher cash interest paid ($0.2 million).
“We are very encouraged by the momentum across all of our businesses to start 2021,” said David Nunes, President and CEO. “Adjusted EBITDA of $69.5 million was 47% higher than the prior year quarter, as favorable results in the New Zealand Timber, Pacific Northwest Timber and Real Estate segments more than offset slightly lower Adjusted EBITDA in the Southern Timber segment.”
“New Zealand Timber Adjusted EBITDA more than doubled versus the prior year quarter due to significantly higher harvest volumes and sawtimber prices, as the prior year quarter was severely impacted by COVID-19 related headwinds. In Pacific Northwest Timber, Adjusted EBITDA improved 81% versus the prior year quarter due to a significant increase in sawtimber prices, as well as higher volumes from the acquisition of Pope Resources.”
“Southern Timber Adjusted EBITDA declined 5% versus the prior year quarter, as a 7% increase in net stumpage prices and stronger non-timber income were more than offset by 18% lower harvest volumes due to the front-loaded timing of 2020 harvest activity as well as weather-related disruptions during the first quarter. Lastly, Real Estate segment Adjusted EBITDA improved versus the prior year quarter but was still relatively light compared to our full-year expectations due to the timing of closings, which we had anticipated coming into the year.”
Southern Timber
First quarter sales of $51.7 million decreased $1.3 million, or 2%, versus the prior year period primarily due to lower harvest volumes, partially offset by higher average net stumpage prices and higher pipeline easement revenue. Harvest volumes decreased 18% to 1.51 million tons versus 1.84 million tons in the prior year period. The decline in volume was largely due to the timing of harvest operations as compared to the prior year, as well as operational disruptions attributable to wet ground conditions in Georgia and winter snowstorms in the Gulf region. Average pine sawtimber stumpage prices increased 3% to $27.51 per ton versus $26.67 per ton in the prior year period. Robust demand from sawmills and growing demand from the export market coupled with constricted supply due to weather conditions translated into favorable sawtimber pricing across our markets. Average pine pulpwood stumpage prices increased 7% to $17.10 per ton versus $16.05 per ton in the prior year period due to favorable geographic mix as well as tighter supply due to adverse weather conditions. Overall, weighted-average stumpage prices (including hardwood) increased 7% to $21.35 per ton versus $19.91 per ton in the prior year period. Operating income of $17.3 million increased $2.3 million versus the prior year period due to higher net stumpage prices ($2.2 million), higher non-timber income ($2.2 million),
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

lower costs ($0.6 million) and lower depletion rates ($0.6 million), partially offset by lower volumes ($3.4 million).
First quarter Adjusted EBITDA3 of $31.7 million was 5%, or $1.6 million, below the prior year period.
Pacific Northwest Timber
First quarter sales of $41.5 million increased $10.4 million, or 34%, versus the prior year period. Harvest volumes increased 13% to 536,000 tons versus 476,000 tons in the prior year period, primarily due to incremental volume from the Pope Resources acquisition. Average delivered sawtimber prices increased 21% to $90.98 per ton versus $75.40 per ton in the prior year period, as exceptionally strong domestic lumber markets drove improved demand and pricing. Average delivered pulpwood prices decreased 23% to $29.36 per ton versus $38.11 per ton in the prior year period, as higher lumber mill residuals resulted in an increased supply of competing wood chip residuals. Operating income of $1.3 million improved $2.3 million versus the prior year period due to higher net stumpage prices ($5.8 million), higher non-timber income ($0.8 million) and volume/mix changes ($0.3 million), partially offset by higher depletion rates ($4.3 million) and higher overhead and other costs ($0.4 million).
First quarter Adjusted EBITDA3 of $17.6 million was 81%, or $7.9 million, above the prior year period.
New Zealand Timber
First quarter sales of $57.6 million increased $20.1 million, or 53%, versus the prior year period, as higher harvest volumes and log prices were partially offset by deferred carbon credit sales. Harvest volumes increased 25% to 599,000 tons versus 481,000 tons in the prior year period. The increase in harvest volumes was driven primarily by a normalized level of activity in the first quarter versus a prior year period constrained by COVID-19 disruptions. Average delivered prices for export sawtimber increased 28% to $121.65 per ton versus $94.86 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 16% to $80.95 per ton versus $69.97 per ton in the prior year period. The increase in export sawtimber prices was driven primarily by stronger demand from China, as the prior year period was significantly impacted by the COVID-19 outbreak. Improved export pricing in the current year quarter was also due in part to the restriction on competing log imports to China from Australia. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the rise in the NZ$/US$ exchange rate (US$0.72 per NZ$1.00 versus US$0.65 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices improved by a more modest 4% versus the prior year period due to improved demand. Operating income of $14.0 million increased $8.5 million versus the prior year period as a result of higher net stumpage prices ($9.5 million), higher volumes ($1.8 million) and lower costs ($0.2 million), partially offset by deferred carbon credit sales ($1.8 million), higher depletion rates ($0.7 million) and unfavorable foreign exchange impacts ($0.4 million).
First quarter Adjusted EBITDA3 of $21.2 million was 107%, or $11.0 million, above the prior year period.
Timber Funds
The Timber Funds segment generated first quarter sales of $14.9 million on harvest volumes of 145,000 tons, resulting in operating income of $1.5 million. Adjusting for the portion of the Timber Funds segment attributable to noncontrolling interests, pro forma sales3 and pro forma operating income3 were $3.0 million and $0.4 million, respectively.
First quarter Adjusted EBITDA3 was $1.0 million.
Real Estate
First quarter sales of $10.5 million decreased $108.0 million versus the prior year period, while operating income of $1.7 million decreased $25.1 million versus the prior year period. The prior year first quarter sales and operating income included $116.0 million and $28.7 million, respectively, from a Large Disposition.1 Excluding this item, pro forma sales3 were $2.5 million, while pro forma operating loss3 was $1.9 million in the prior year period. Pro forma sales3 and pro forma operating income3 improved versus the prior year period due to a higher number of acres sold (2,395 acres sold versus 624 acres sold in the prior year period) and a 9%
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

increase in weighted-average prices ($4,183 per acre versus $3,842 per acre in the prior year period).
Improved Development sales of $0.3 million included three residential lots in the Wildlight development project north of Jacksonville, Florida (an average of $84,000 per lot or $406,000 per acre). There were no Improved Development sales in the prior year period.
There were no Unimproved Development sales in the first quarter or the prior year period.
Rural sales of $9.8 million consisted of 2,394 acres at an average price of $4,079 per acre. This compares to prior year period sales of $2.4 million, which consisted of 624 acres at an average price of $3,842 per acre.
There were no Timberland & Non-Strategic sales in the first quarter or the prior year period.
First quarter Adjusted EBITDA3 of $5.1 million was $6.2 million above the prior year period.
Trading
First quarter sales of $16.7 million decreased $2.3 million versus the prior year period primarily due to lower volumes, partially offset by higher prices. Sales volumes decreased 32% to 141,000 tons versus 207,000 tons in the prior year period. The Trading segment generated operating income of $0.2 million versus breakeven results in the prior year period due to improved trading margins resulting from higher prices.
Other Items
First quarter corporate and other operating expenses of $7.6 million decreased $0.2 million versus the prior year period, which included $2.5 million of costs related to the Pope Resources merger.2 This positive variance was largely offset by higher overhead expenses.
First quarter interest expense of $10.0 million increased $1.8 million versus the prior year period due to higher outstanding debt following the closing of the Pope Resources acquisition.
First quarter income tax expense of $3.5 million decreased $0.3 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
In September 2020, we established an at-the-market (ATM) equity offering program under which we may sell common shares, from time to time, having an aggregate sales price of up to $300 million. There were 1.1 million shares issued under the ATM program during the three months ended March 31, 2021 at an average price of $33.31 per share.
Outlook
“Based on our solid start to 2021 and our expectation of a significant pickup in real estate activity as the year progresses, we believe we are on track to achieve full-year Adjusted EBITDA towards the upper end of our prior guidance,” added Nunes. “In our Southern Timber segment, we expect to achieve our full-year volume guidance, as we anticipate that demand from lumber mills will remain strong and that select U.S. South markets will continue to benefit from improving export demand. Further, we continue to expect a modest improvement in weighted average pricing relative to the prior year, with quarterly fluctuations largely driven by geographic mix.”
“In our Pacific Northwest Timber segment, we expect to achieve our full-year volume guidance, although we anticipate lower quarterly harvest volumes for the remainder of the year, as we pulled forward some volume in the first quarter to capture favorable demand and pricing. We further expect that strong lumber demand will continue to hold pricing at or above first quarter average prices for the balance of the year.”
“In our New Zealand Timber segment, we expect to achieve our full-year volume guidance with increased quarterly harvest volumes for the balance of the year. We expect continued strong export and domestic demand, and we further expect that the restriction on Australian log imports into China will constrain log supplies. We anticipate that this positive operating momentum will translate into log prices remaining near or above levels realized in the first quarter, which will be partially offset by elevated shipping costs.”
“In our Real Estate segment, we expect a significant pickup in transaction activity for the balance of the year based on our current pipeline of opportunities. In particular, we are increasingly optimistic about our sales
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

outlook for residential and commercial properties within our real estate development projects. While first quarter closings were relatively light, as expected, we remain confident that we will achieve or exceed our prior full-year Adjusted EBITDA guidance.”
Conference Call
A conference call and live audio webcast will be held on Thursday, May 6, 2021 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Saturday, June 5, 2021 by dialing 866-465-2114 (domestic) or 203-369-1431 (international), passcode: 3358.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
2“Costs related to the merger with Pope Resources” include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources.
3Pro forma net income (loss), Pro forma revenues (sales), Pro forma operating income (loss), Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of March 31, 2021, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.75 million acres), U.S. Pacific Northwest (507,000 acres) and New Zealand (417,000 acres). The Company also acts as the managing member in a private equity timber fund business with three funds comprising approximately 141,000 acres. On a “look-through basis”, the Company’s ownership in the timber fund business equates to approximately 17,000 acres. More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including the recent acquisition of Pope Resources, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and world events; business disruptions arising from public health crises and outbreaks of communicable diseases, including the current outbreak of the virus known as the novel coronavirus; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net income (loss),” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2021 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
SALES	$191.4	$205.5	$259.1
Costs and Expenses
Cost of sales	(151.3)	(167.1)	(209.4)
Selling and general expenses	(14.0)	(13.6)	(10.0)
Other operating income (expense), net	2.4	(2.4)	(1.1)
OPERATING INCOME	28.5	22.4	38.6
Interest expense	(10.0)	(10.3)	(8.3)
Interest and other miscellaneous expense, net	—	(0.1)	(0.2)
INCOME BEFORE INCOME TAXES	18.5	12.0	30.1
Income tax (expense) benefit	(3.5)	0.4	(3.7)
NET INCOME	15.0	12.4	26.4
Less: Net income attributable to noncontrolling interests in the Operating Partnership	(0.4)	(0.3)	—
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(3.8)	(1.8)	(0.5)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$10.8	$10.3	$25.9
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.08	$0.08	$0.20
Diluted earnings per share attributable to Rayonier Inc.	$0.08	$0.07	$0.20

Pro forma net income per share (a)	$0.08	$0.08	—

Weighted Average Common Shares used for determining
Basic EPS	137,870,821	136,599,146	129,137,494
Diluted EPS (b)	142,558,797	141,358,886	129,348,050

(a) Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b) Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of March 31, 2021, there were 138,970,890 common shares and 4,278,766 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2021 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents (excluding Timber Funds)	$77.9	$80.5
Cash and cash equivalents (Timber Funds)	4.7	4.1
Assets held for sale	7.9	3.4
Other current assets	99.6	82.5
Timber and timberlands, net of depletion and amortization	3,245.1	3,262.1
Higher and better use timberlands and real estate development investments	111.3	108.5
Property, plant and equipment	42.4	42.6
Less - accumulated depreciation	(12.7)	(12.2)
Net property, plant and equipment	29.7	30.4
Restricted cash	0.5	3.0
Right-of-use assets	105.1	109.0
Other assets	67.8	45.2
	$3,749.6	$3,728.7
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Other current liabilities	100.8	98.2
Long-term debt (excluding Timber Funds)	1,299.4	1,300.3
Long-term debt (Timber Funds)	60.0	60.2
Long-term lease liability	96.9	100.3
Other non-current liabilities	144.6	177.0
Noncontrolling interests in the Operating Partnership	138.0	130.1
Total Rayonier Inc. shareholders’ equity	1,528.8	1,474.1
Noncontrolling interests in consolidated affiliates	381.1	388.5
Total shareholders’ equity	1,909.9	1,862.6
	$3,749.6	$3,728.7

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
March 31, 2021 (unaudited)
(millions of dollars, except share information)

Common Shares	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in consolidated affiliates	Shareholders’ Equity

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2021	137,678,822	$1,101.7	$446.3	($73.9)	$388.5	$1,862.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.2 million	1,107,814	36.7	—	—	—	36.7
Net income	—	—	11.2	—	3.8	15.0
Net income attributable to noncontrolling interest in the Operating Partnership	—	—	(0.4)	—	—	(0.4)
Dividends ($0.27 per share)	—	—	(37.5)	—	—	(37.5)
Issuance of shares under incentive stock plans	39,140	1.2	—	—	—	1.2
Stock-based compensation	—	2.1	—	—	—	2.1
Measurement period adjustment of noncontrolling interests in consolidated affiliates	—	—	—	—	0.7	0.7
Adjustment of noncontrolling interest in the Operating Partnership	—	—	(11.9)	—	—	(11.9)
Other (a)	145,114	4.5	—	48.8	(11.9)	41.4
Balance, March 31, 2021	138,970,890	$1,146.2	$407.7	($25.1)	$381.1	$1,909.9

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2020	129,331,069	$888.2	$583.0	($31.2)	$97.6	$1,537.6
Net income	—	—	25.9	—	0.5	26.4
Dividends ($0.27 per share)	—	—	(34.8)	—	—	(34.8)
Issuance of shares under incentive stock plans	2,407	0.1	—	—	—	0.1
Stock-based compensation	—	1.5	—	—	—	1.5
Repurchase of common shares made under repurchase program	(152,223)	—	(3.2)	—	—	(3.2)
Other (a)	(14)	—	—	(116.1)	(11.8)	(127.9)
Balance, March 31, 2020	129,181,239	$889.8	$570.9	($147.3)	$86.3	$1,399.7

(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, and distributions to noncontrolling interests in consolidated affiliates. The three months ended March 31, 2021 also includes the redemption of 150,134 Redeemable Operating Partnership Units for an equal number of Rayonier Inc. common shares as well as the allocation of other comprehensive income to noncontrolling interests in the Operating Partnership.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2021 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2021	2020
Cash provided by operating activities:
Net income	$15.0	$26.4
Depreciation, depletion and amortization	45.2	34.3
Non-cash cost of land and improved development	1.8	0.4
Gain on large dispositions of timberlands	—	(28.7)
Other items to reconcile net income to cash provided by operating activities	(2.3)	5.8
Changes in working capital and other assets and liabilities	(5.8)	(9.0)
	53.9	29.2
Cash (used for) provided by investing activities:
Capital expenditures	(15.8)	(17.2)
Real estate development investments	(3.0)	(1.7)
Purchase of timberlands	(29.9)	(24.1)
Net proceeds from large dispositions of timberlands	—	115.7
Other	4.3	2.0
	(44.4)	74.7
Cash used for financing activities:
Dividends paid	(37.5)	(34.9)
Distributions to noncontrolling interests in the Operating Partnership	(1.2)	—
Proceeds from the issuance of common shares under incentive stock plan	1.2	0.1
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	32.5	—
Repurchase of common shares made under repurchase program	—	(3.2)
Distributions to noncontrolling interest in consolidated affiliates	(8.8)	(0.7)
	(13.8)	(38.7)
Effect of exchange rate changes on cash and restricted cash	(0.1)	(2.4)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(4.4)	62.8
Balance, beginning of year	87.5	70.0
Balance, end of period	$83.1	$132.8

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2021 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Sales
Southern Timber	$51.7	$44.4	$53.0
Pacific Northwest Timber	41.5	34.7	31.1
New Zealand Timber	57.6	60.2	37.5
Timber Funds	14.9	12.1	—
Real Estate	10.5	32.0	118.5
Trading	16.7	23.5	19.0
Intersegment Eliminations	(1.5)	(1.4)	—
Sales	$191.4	$205.5	$259.1

Pro forma sales (a)
Southern Timber	$51.7	$44.4	$53.0
Pacific Northwest Timber	41.5	34.7	31.1
New Zealand Timber	57.6	60.2	37.5
Timber Funds	3.0	2.9	—
Real Estate	10.5	32.0	2.5
Trading	16.7	23.5	19.0
Intersegment Eliminations	(1.5)	(1.4)	—
Pro forma sales	$179.5	$196.3	$143.1

Operating income (loss)
Southern Timber	$17.3	$9.9	$15.1
Pacific Northwest Timber	1.3	(0.5)	(0.9)
New Zealand Timber	14.0	8.8	5.4
Timber Funds	1.5	1.1	—
Real Estate	1.7	10.9	26.8
Trading	0.2	—	—
Corporate and Other	(7.6)	(7.8)	(7.8)
Operating income	$28.5	$22.4	$38.6

Pro forma operating income (loss) (a)
Southern Timber	$17.3	$9.9	$15.1
Pacific Northwest Timber	1.3	(0.5)	(0.9)
New Zealand Timber	14.0	8.8	5.4
Timber Funds	0.4	0.3	—
Real Estate	1.7	10.9	(1.9)
Trading	0.2	—	—
Corporate and Other	(7.6)	(7.0)	(5.3)
Pro forma operating income	$27.4	$22.4	$12.4

Adjusted EBITDA (a)
Southern Timber	$31.7	$23.3	$33.3
Pacific Northwest Timber	17.6	14.4	9.8
New Zealand Timber	21.2	16.8	10.2
Timber Funds	1.0	0.9	—
Real Estate	5.1	25.7	(1.1)
Trading	0.2	—	—
Corporate and Other	(7.3)	(6.6)	(5.0)
Adjusted EBITDA	$69.5	$74.5	$47.1
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2021 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Three Months Ended
	March 31,	March 31,
	2021	2020
Cash Provided by Operating Activities	$53.9	$29.2
Working capital and other balance sheet changes	13.8	15.2
Cash Available for Distribution attributable to NCI in Timber Funds	(4.6)	—
Capital expenditures (b)	(15.8)	(17.2)
Cash Available for Distribution (c)	$47.3	$27.2

Net Income	$15.0	$26.4
Operating income attributable to NCI in Timber Funds	(1.1)	—
Interest, net attributable to NCI in Timber Funds	0.1	—
Net Income (Excluding NCI in Timber Funds)	$14.0	$26.4
Interest, net and miscellaneous income attributable to Rayonier	9.9	8.1
Income tax expense attributable to Rayonier	3.5	3.7
Depreciation, depletion and amortization attributable to Rayonier	40.3	34.3
Non-cash cost of land and improved development	1.8	0.4
Non-operating expense	—	0.3
Costs related to the merger with Pope Resources (a)	—	2.5
Large Dispositions (d)	—	(28.7)
Adjusted EBITDA (e)	$69.5	$47.1
Cash interest paid attributable to Rayonier (f)	(2.8)	(2.6)
Cash taxes paid attributable to Rayonier	(4.8)	(0.2)
Capital expenditures attributable to Rayonier (b)	(14.5)	(17.2)
Cash Available for Distribution (c)	$47.3	$27.2

Cash Available for Distribution (c)	$47.3	$27.2
Real estate development investments	(3.0)	(1.7)
Cash Available for Distribution after real estate development investments	$44.3	$25.4

PRO FORMA SALES (g):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
March 31, 2021
Sales	$51.7	$41.5	$57.6	$14.9	$10.5	$16.7	($1.5)	$191.4
Sales attributable to noncontrolling interest in Timber Funds	—	—	—	(11.9)	—	—	—	(11.9)
Pro forma sales	$51.7	$41.5	$57.6	$3.0	$10.5	$16.7	($1.5)	$179.5

December 31, 2020
Sales	$44.4	$34.7	$60.2	$12.1	$32.0	$23.5	($1.4)	$205.5
Sales attributable to noncontrolling interest in Timber Funds	—	—	—	(9.2)	—	—	—	(9.2)
Pro forma sales	$44.4	$34.7	$60.2	$2.9	$32.0	$23.5	($1.4)	$196.3

March 31, 2020
Sales	$53.0	$31.1	$37.5	—	$118.5	$19.0	—	$259.1
Large Dispositions (d)	—	—	—	—	(116.0)	—	—	(116.0)
Pro forma sales	$53.0	$31.1	$37.5	—	$2.5	$19.0	—	$143.1

F

PRO FORMA NET INCOME (LOSS) (h):
	Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$10.8	$0.08	$10.3	$0.07	$25.9	$0.20
Costs related to the merger with Pope Resources (a)	—	—	0.7	0.01	2.5	0.02
Large Dispositions (d)	—	—	—	—	(28.7)	(0.22)
Pro Forma Net Income (Loss)	$10.8	$0.08	$11.0	$0.08	($0.3)	—

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (e) (i):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
March 31, 2021
Operating income (loss)	$17.3	$1.3	$14.0	$1.5	$1.7	$0.2	($7.6)	$28.5
Operating income attributable to NCI in Timber Funds	—	—	—	(1.1)	—	—	—	(1.1)
Pro forma operating income (loss)	$17.3	$1.3	$14.0	$0.4	$1.7	$0.2	($7.6)	$27.4
Depreciation, depletion and amortization	14.4	16.3	7.2	0.6	1.6	—	0.3	40.3
Non-cash cost of land and improved development	—	—	—	—	1.8	—	—	1.8
Adjusted EBITDA	$31.7	$17.6	$21.2	$1.0	$5.1	$0.2	($7.3)	$69.5

December 31, 2020
Operating income (loss)	$9.9	($0.5)	$8.8	$1.1	$10.9	—	($7.8)	$22.4
Operating loss attributable to NCI in Timber Funds	—	—	—	(0.7)	—	—	—	(0.7)
Costs related to merger with Pope Resources (a)	—	—	—	—	—	—	0.7	0.7
Pro forma operating income (loss)	$9.9	($0.5)	$8.8	$0.3	$10.9	—	($7.0)	$22.4
Depreciation, depletion and amortization	13.5	14.9	8.0	0.6	5.1	—	0.4	42.4
Non-cash cost of land and improved development	—	—	—	—	9.7	—	—	9.7
Adjusted EBITDA	$23.3	$14.4	$16.8	$0.9	$25.7	—	($6.6)	$74.5

March 31, 2020
Operating income (loss)	$15.1	($0.9)	$5.4	—	$26.8	—	($7.8)	$38.6
Costs related to the merger with Pope Resources (a)	—	—	—	—	—	—	2.5	2.5
Large Dispositions (d)	—	—	—	—	(28.7)	—	—	(28.7)
Pro forma operating income (loss)	$15.1	($0.9)	$5.4	—	($1.9)	—	($5.3)	$12.4
Depreciation, depletion and amortization	18.2	10.7	4.8	—	0.4	—	0.3	34.3
Non-cash cost of land and improved development	—	—	—	—	0.4	—	—	0.4
Adjusted EBITDA	$33.3	$9.8	$10.2	—	($1.1)	—	($5.0)	$47.1

(a)“Costs related to the merger with Pope Resources” include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources.
(b)Capital expenditures exclude timberland acquisitions of $29.9 million and $24.1 million during the three months ended March 31, 2021 and March 31, 2020, respectively.
(c)Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments), CAD attributable to noncontrolling interests in Timber Funds, and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to Operating Partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(d)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.
F

(e)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating income (loss) attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis attributable to Rayonier.
(f)Cash interest paid is presented net of patronage refunds received of $5.9 million and $4.3 million during the three months ended March 31, 2021 and March 31, 2020, respectively, excluding patronage refunds attributable to noncontrolling interest in Timber Funds.
(g)Pro forma revenue (sales) is defined as revenue (sales) adjusted for Large Dispositions and sales attributable to the noncontrolling interest in Timber Funds. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
(h)Pro forma net income (loss) is defined as net income (loss) attributable to Rayonier Inc. adjusted for costs related to the merger with Pope Resources and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
(i)Pro forma operating income (loss) is defined as operating income (loss) adjusted for operating income (loss) attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.

F